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                                                                     EXHIBIT 2.1




                 -----------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                      among

                                PALM BEACH COUNTY

                                   HEALTH CARE

                                    DISTRICT

                                       and

                              PHC-BELLE GLADE, INC.

                                       and

                           PROVINCE HEALTHCARE COMPANY

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                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of March 24, 1999, between Palm Beach County Health Care District, an independent, special taxing district created pursuant to Chapter 87-450, Laws of Florida, as amended ("Seller"), and PHC-Belle Glade, Inc., a Florida corporation ("Buyer"), which is a wholly-owned subsidiary of PROVINCE HEALTHCARE COMPANY, a Delaware corporation ("Province") and PROVINCE.

                                   WITNESSETH:
                                   -----------

         This Agreement provides for the sale by Seller to Buyer (the "Transaction") of substantially all of the assets, real and personal, tangible and intangible, constituting Glades General Hospital, Belle Glade, Florida, a 73-bed general acute care hospital (the "Hospital").

         NOW, THEREFORE, for and in consideration of the foregoing premises and the agreements, covenants, representations and warranties hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of all of which are acknowledged and agreed, the parties hereto agree as follows:

         1.       SALE OF ASSETS AND CERTAIN RELATED MATTERS.

         1.1. Sale of Assets. At the Closing (as hereinafter defined), Seller shall sell, transfer, convey, assign and deliver to the Buyer, and Buyer shall purchase from Seller, the following assets and properties:

              (a) all real property owned by Seller used in connection with the operation of the business of the Hospital (the "Business") and which comprises the physical plant of the Hospital (the "Premises"), as more specifically described in Schedule 1.1(a), together with all buildings, improvements and fixtures located thereupon and all construction in progress (collectively, the "Real Property"), such Schedule to include a legal description for each such parcel of Real Property owned by Seller;

              (b) all tangible personal property owned by Seller and used in connection with the Business and located on Real Property or Leased Property (as defined herein), including, without limitation, all equipment, furniture, fixtures, machinery, vehicles, office furnishings, instruments, leasehold improvements, spare parts, and, to the extent assignable or transferable by Seller, all rights in all warranties of any manufacturer or vendor with respect thereto (collectively, the "Personal Property"), which Personal Property is described in Schedule 1.1(b);

              (c) all rights, to the extent legally assignable or transferable, to all licenses or permits issued principally in connection with the Business, certificates of need, certificates of exemption, franchises, accreditations and registrations (collectively, the "Licenses"), including, without limitation, the Licenses described in Schedule 1.1(c);

              (d) all of Seller's interest, to the extent legally assignable or transferable by it, in and to those real property and personal property leases
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relating to the Business and also described in Schedule 1.1(d) (collectively, the "Assumed Leases");

              (e) all of Seller's interest, to the extent legally assignable or transferable by it, in and to those contracts and agreements relating to the Business set forth in Schedule 1.1(e) (collectively, the "Assumed Contracts");

              (f) all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables existing on the Closing Date (as hereinafter defined) and located at the Hospital (collectively, the "Operating Inventory");

              (g) all documents, records, operating manuals and files, and computer software (to the extent legally assignable) owned by Seller or its affiliates and located on the Premises, pertaining principally to or used in connection with the Business, including, without limitation, all patient records located at the Hospital, medical records located at the Hospital, financial records, equipment records, construction plans and specifications, and medical and administrative libraries located at the Hospital provided, however, Seller shall have the right to make copies of any such records, at its own expense; and

              (h) except as expressly excluded above, all other property owned by Seller, whether tangible or intangible, located at the Hospital or used solely in connection with the Business whether or not reflected on the balance sheet of Seller or Hospital, including, without limitation, the name "Glades General Hospital" and any claims, other than those presently being pursued by Seller, against third parties by the Seller relating to the Assets (as hereinafter defined) whether known or unknown, contingent or otherwise.

         The foregoing, which (except for the Excluded Assets, as defined in Section 1.2) are hereafter referred to collectively as the Assets.

         1.2 Excluded Assets. The following items which are related to the Business are not intended by the parties to be a part of the sale and purchase contemplated hereunder and are excluded from the Assets (collectively, the "Excluded Assets"): (i) all notes and accounts receivable of the Business existing on the Closing Date, whether recorded or unrecorded or assigned for collection, including without limitation, all Medicare, Medicaid and CHAMPUS receivables net of related payables relating to the settlement of cost reports of Seller ("Cost Report Receivables"), including depreciation "recapture" (gain or loss) whether recorded as a current or long term asset; (ii) all supplies, drugs, food and other disposables and consumables disposed of in the ordinary course of business prior to the Closing; (iii) prepaid expenses as disclosed on
Schedule 1.2(iii); and (iv) any other assets set forth on Schedule 1.2(iv).

         1.3      Assets Free and Clear; Assignment and Undertaking.

                  (a) Notwithstanding any other provision hereof to the contrary, the Assets shall be sold free and clear of all liabilities, liens and encumbrances, except for the liens, liabilities and encumbrances described in
Schedule 1.3(a) (collectively, the "Assumed Liabilities") and the Permitted Encumbrances (as hereinafter defined). Buyer shall expressly agree to assume all of the Assumed Liabilities


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pursuant to the Assignment and Undertaking Agreement (the "Assignment and
Undertaking Agreement") in the form attached hereto as Exhibit 1.3(a). Except as provided in the Assignment and Undertaking Agreement, Buyer is not assuming and shall not be deemed to have assumed any other liability or obligation of Seller or any of its affiliates, fixed or contingent, disclosed or undisclosed, or otherwise. Buyer agrees to promptly pay, perform and discharge in due course in accordance with their terms all Assumed Liabilities and to provide evidence of such performance to Seller on a timely basis.

              (b) To effect the assumptions and assignments of the Assumed Leases and Assumed Contracts contemplated hereby, Buyer and Seller shall execute the Assignment and Undertaking Agreement. Except for the Assumed Contracts, Assumed Leases and indebtedness of Seller expressly assumed by Buyer in the Assignment and Undertaking Agreement, accordingly, Buyer is not undertaking and shall not be deemed to be responsible for any other of Seller's leases, agreements or contracts or for any indebtedness incurred or arising with respect to any period on or prior to the Closing Date in connection with the Assets or their operation, whether fixed or contingent, disclosed or undisclosed, or otherwise, not listed on Schedules 1.1(d) or 1.1(e). Specifically, Buyer is not assuming and shall not be deemed to have assumed and Seller explicitly agrees to retain and satisfy when due and payable all obligations relating to that certain Management Services Agreement between Quorum Health Resources, Inc. and the Seller dated April 9, 1997 and that certain loan between the Hospital and Seller, authorized and described in that certain resolution 94-007 of Seller, dated September 20, 1994.

              (c) With respect to any indebtedness secured by a lien on the Assets which is not expressly assumed by Buyer in the Assignment and Undertaking Agreement, the Seller shall discharge such indebtedness and cause any such lien to be released prior to or at the Closing.

         1.4 Purchase Price. Subject to the terms and conditions hereof and in reliance upon the representations and warranties of Seller set forth herein and as consideration for the purchase and sale of the Assets, Buyer agrees to tender to Seller the amount of Fifteen Million One Hundred Fifty Thousand and No/100 Dollars ($15,150,000.00) (the "Purchase Price"). The Purchase Price shall be payable as follows: (a) $100,000 to be paid to Seller as a cash deposit upon execution of this Agreement, such deposit and all accrued interest thereon, if any (the "Deposit") shall be subject to forfeiture to Seller in the event Buyer terminates this Agreement for any reason except as provided in 11.1(b) or (d) hereof, (b) $10,050,000 in cash at Closing (the "Base Purchase Price"), and (c) a promissory note for $5,000,000 (the "Promissory Note"), representing additional purchase price (the "Additional Purchase Price"). Buyer shall pay Seller $1,000,000 of the Additional Purchase Price a year for each of the first through fifth anniversaries of Closing. The Promissory Note shall be guaranteed by Province, such guarantee (the "Guarantee") to be an unconditional guarantee of payment in a form acceptable to the parties and shall not provide for interest to be paid on the principal amount thereof. Seller is under no obligation to invest the Deposit and any interest or income thereon shall belong solely to Seller. In addition, Buyer agrees at Closing, to place in an escrow account with an escrow agent agreeable to each party and pursuant to an Escrow Agreement, the form of which is attached hereto as Exhibit 1.4, funds in an amount deemed reasonably sufficient to purchase a performance


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bond (the "Performance Bond") at such time as the Buyer is obligated to commence construction of the Replacement Hospital pursuant to the terms hereof.

         Additionally, Buyer shall deliver to Seller at Closing, funds equal to the cost of Seller's new management information system, such cost as evidenced by the original vendor receipts for such system.

         1.5 Proration. Seller and Buyer shall prorate as of the Closing Date any amounts which become due and payable after the Closing Date with respect to the Assumed Contracts, and all utilities servicing any of the Assets, including without limitation water, sewer, telephone, electricity, gas service, and insurance contracts, if any, and to the extent to be assumed, if assumable. Seller shall be responsible for paying any such amounts owed for the period prior to and on Closing Date, and Buyer shall be responsible for paying any such amounts owed after the Closing Date.

         1.6 Transition Services and Patients. To compensate Seller for services rendered and medicine, drugs and supplies provided by Seller before the Closing Date (the "Seller Transition Services") to patients admitted to the Hospital on or before the Closing Date but discharged on or after the Closing Date (such patients being referred to herein as the "Transition Patients"), the parties shall determine in good faith an appropriate per diem rate per patient to reimburse Seller for Seller's Transition Services. Buyer shall pay all amounts owed to Seller pursuant to this Section 1.6, as soon as practicable but in no event later than forty-five (45) days after the Closing Date.

         2.       CLOSING.

         2.1 Closing. The consummation of the sale and purchase of the Assets contemplated by and described in this Agreement (the "Closing") shall take place in Boca Raton, Florida, at the offices of Sachs, Sax & Klein, P.A. or other agreed upon location, at 10:00 A.M. local time on the last day of the month in which all of the approvals required pursuant to Section 5.8 hereof have been obtained, or at such other time as the parties hereto may mutually designate in writing (the "Closing Date"), but in no event later than March 31, 1999, or such other date as may be agreed to in writing by the parties.

         2.2 Action of Seller at Closing. At the Closing, Seller shall deliver to Buyer the following:

              (a) a special warranty deed or deeds in recordable form executed by a duly authorized officer of Seller, conveying to Buyer fee title to the Real Property, subject to Permitted Encumbrances (as defined in Section 5.5 hereof);

              (b) the Assignment and Undertaking Agreement executed by a duly authorized officer of Seller assigning to Buyer all the Assumed Leases and Assumed Contracts;

              (c) a bill of sale and assignment executed by a duly authorized officer of Seller conveying and assigning to Buyer good and marketable title to all of the other tangible and intangible Assets, free and clear of all liabilities, claims,


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liens, security interests and other encumbrances other than the Assumed
Liabilities and the Permitted Exceptions (the "Bill of Sale");

              (d) the Non-Competition Agreement in a form mutually agreed upon by the parties and attached hereto as Exhibit 2.2(d) (the "Non-Competition Agreement") executed by a duly authorized officer of Seller;

              (e) copies of resolutions duly adopted by Seller authorizing and approving Seller's performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and of full force as of Closing by appropriate officers of Seller;

              (f) certificates dated as of the Closing Date of the appropriate officers of Seller certifying as of Closing all of the material representations and warranties by or on behalf of Seller contained in this Agreement are true and correct and all material covenants and agreements of Seller to be performed prior to or as of the Closing pursuant to this Agreement have been performed by Seller or waived by Buyer;

              (g) certificates of incumbency, dated as of the Closing Date, for the officers of Seller making certifications for Closing, or executing this Agreement, deeds, the Assignment and Undertaking Agreement, Bill of Sale, or any other document, agreement or certificate contemplated by the terms hereof to be executed and delivered by Seller;

              (h) subject to Section 1.2 hereof and except as otherwise described on Schedule 2.2(h), all of Seller's Assumed Contracts, Assumed Leases, commitments, books, records and other data relating to the Assets, provided that Seller shall have the right to make copies thereof, at its sole expense, following the Closing;

              (i) the Information Systems Transition Agreement substantially in the form attached hereto as Exhibit 2.2(i) (the "Information Systems Transition Agreement") executed by a duly authorized officer of Seller;

              (j) such other documents as may be reasonably requested by Buyer to effectuate the terms of this Agreement; and

              (k) the Escrow Agreement substantially in the form as attached hereto as Exhibit 1.4 executed by a duly authorized officer of Seller.

         Simultaneously with the delivery of the foregoing items, Seller will take all such steps as may reasonably be required to put Buyer in actual possession and operating control of the Assets, provided that Seller shall have the right to make copies thereof, at its sole expense, following the Closing.

         2.3 Action of Buyer at Closing. At the Closing, Buyer and Province shall deliver to Seller the following:

              (a) payment of the Base Purchase Price as determined in accordance with Section 1.4(b) hereof in cash, certified or cashier's check or wire transfer in immediately available funds;

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              (b) the Assignment and Undertaking Agreement executed by a duly authorized officer of Buyer providing for the assumption from Seller of the Assumed Liabilities, if any, the Assumed Leases and the Assumed Contracts;

              (c) the Promissory Note in the amount of $5,000,000, evidencing the Additional Purchase Price;

              (d) copies of corporate resolutions duly adopted by Buyer and Province authorizing and approving Buyer's and Province's performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and of full force as of Closing by appropriate officers of Buyer or Province;

              (e) certificates dated as of the Closing Date of an officer of each of the Buyer and Province certifying that as of Closing all of the material representations and warranties by or on behalf of the Buyer and Province contained in this Agreement are true and correct and the material covenants and agreements of Buyer and Province to be performed prior to or as of Closing pursuant to this Agreement have been performed by Buyer or Province or waived by Seller;

              (f) certificates of incumbency, dated as of the Closing Date, for the officers of Buyer and Province making certifications for Closing or executing this Agreement, the Assignment and Undertaking Agreement or any other documents, agreements or certificates contemplated by the terms hereof to be executed and delivered by Buyer or Province;

              (g) certificates of good standing of Buyer from the State of Florida and of Province from the state of Delaware, each dated the most recent practical date prior to Closing;

              (h) the Guarantee executed by Province in the form to be attached as Exhibit 2.3(h) hereto (the "Guarantee");

              (i) the Capital Commitments Agreement executed by Buyer and Province in the form to be attached as Exhibit 2.3(i) hereto (the "Capital Commitments Agreement");

              (j) the Performance Covenant as defined in Section 8.6;

              (k) the Information Systems Transition Agreement executed by a duly authorized officer of Buyer;

              (l) such other documents as may be reasonably requested by Seller to effectuate the terms of this Agreement; and

              (m) the Escrow Agreement substantially in the form as attached hereto as Exhibit 1.4 executed by a duly authorized officer of the Buyer.

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         3.       REPRESENTATIONS AND WARRANTIES OF SELLER.

         As of the date hereof, Seller represents and warrants to Buyer and Province that:

         3.1 Capacity. Seller is an independent special taxing district created pursuant to Chapter 87-450, Laws of Florida, as amended, validly existing and in good standing under the laws of the State of Florida with all requisite power and authority to own, operate and lease its properties with respect to the Business and to carry on the Business as now being conducted.

         3.2      Powers; Absence of Conflicts With Other Agreements, etc.

              (a) The execution, delivery and performance by Seller of this Agreement and the other agreements and transactions contemplated hereby:

                           (i) are within Seller's powers, are not in contravention of the terms of any resolution or act or governing instrument or any amendments thereto and have been duly authorized by Seller, as and to the extent required; and

                           (ii) except as set forth on Schedule 3.2, on the Closing Date, to Seller's knowledge, (A) will not result in any breach of any indenture, agreement, lease or instrument to which Seller is a party or by which Seller is bound, (B) will not constitute a violation of any judgment, decree, or order of any court of competent jurisdiction applicable to Seller, (C) will not violate any law, rule or regulation of any governmental authority applicable to the Seller or any of the Assets, and (D) will not require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority.

                  (b) This Agreement has been duly and validly executed and delivered by Seller and, as of the Closing, the other agreements and instruments contemplated hereby will have been duly and validly executed and delivered by Seller. This Agreement constitutes, and upon their execution and delivery, the other agreements and instruments contemplated hereby will constitute, the valid, legal and binding obligations of Seller enforceable against it in accordance with their terms.

         3.3 Financial Statements. Schedule 3.3(a) hereto consists of true, correct and complete copies of the Hospital's audited financial statements for the years ended September 30, 1996, 1997, and 1998, and the unaudited financial statements of the Hospital for each of the months thereafter, as available (collectively, the "Hospital Financial Statements"). The Hospital Financial Statement's have been prepared from and are in accordance with the books and records of the Hospital and Seller; are true, complete and accurate in all material respects and fairly present the financial position of the Hospital as of the dates and for the periods indicated, in each case in accordance with GAAP except for the monthly statements for 1998 and except as otherwise described in
Schedule 3.3(b) and consistently applied during such periods. Any Hospital financial statements prepared as of a date after September 30, 1998 and delivered to Buyer pursuant to this Agreement after the


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date hereof shall be subject to and prepared in accordance with the preceding representation and the standards set forth therein.

         3.4 Licenses. Seller has to its knowledge, all licenses and permits relating to its ownership of the Assets and operation of the Business as are necessary and required for Seller's ownership and operation of the Business.
Schedule 3.4 hereto contains a complete description of all material licenses, permits, franchises, certificates of need, certificate of need applications, and PRO memos, if any, and their respective dates of termination or renewal, owned or held by Seller relating to the ownership, development or operation of the Assets or the Business, together with any formal and specific notices or directives received from the agency responsible for such Schedule 3.4 item, for which noncompliance with such notice or directive would likely cause the revocation, suspension or material diminution in term for such item, all of which are in good standing.

         3.5 Certain Contracts. Schedule 3.5(a) lists all written contracts to which the Seller is a party involving obligations of the Seller principally with respect to the Business for payment, performance of services or delivery of goods in excess of Ten Thousand and No/100 Dollars ($10,000.00) or having terms in excess of one (1) year ("Scheduled Contracts"). Seller has delivered to Buyer true and correct copies of all Scheduled Contracts. Schedule 3.5(b) lists all contracts for payment, performance of services or delivery of goods, regardless of amount, whether written or oral, with any referral source, including all physicians and healthcare providers. To the best of Seller's knowledge, all Assumed Contracts are valid and binding obligations of Seller, are in full force and effect, and are enforceable against Seller in accordance with their terms; no event has occurred including, but not limited to, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby which (whether with or without notice, lapse of time or both) would constitute a default thereunder except as otherwise disclosed on Schedules 3.5(a) or (b). Seller has not received any written notice that the other parties to the Assumed Contracts are (i) in default under such Assumed Contracts or (ii) consider Seller to be in default thereunder except as otherwise disclosed on Schedules 3.5(a) or (b). Except as expressly noted in Schedules 3.5(a) and (b), to the best knowledge of Seller, no party to any of the Assumed Contracts intends to terminate or materially adversely modify its agreement(s) with respect thereto, or materially adversely change the volume of business done thereunder. Notwithstanding the foregoing, except for purchase orders for inventory or supplies entered in the ordinary course of business,
Schedule 1.1(e) shall not be amended to include any of the Scheduled Contracts, unless Buyer agrees in writing to assume any such contract. Moreover, Buyer explicitly agrees to assume only those contracts so listed and shall have no obligation for any contract not so listed.

         3.6 Certain Leases. Schedule 3.6 lists all leases to which the Seller is a party in respect of the Business involving annual obligations on the part of the Seller for the payment of rent in excess of Ten Thousand and No/100 Dollars ($10,000.00) or having lease terms in excess of one (1) year ("Scheduled Leases"). Seller has delivered to Buyer true and correct copies of all Scheduled Leases. To the best of Seller's knowledge, all of the Assumed Leases are valid and binding obligations of Seller, are in full force and effect, and are enforceable against Seller in accordance with their terms; no event has occurred including, but not limited to, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby which (whether with or without notice,


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lapse of time or both) would constitute a default thereunder, except as otherwise disclosed on Schedule 3.6. Seller has not received any written notice that the other parties to the Assumed Leases are (i) in default under such Assumed Leases or (ii) consider Seller to be in default thereunder, except as otherwise disclosed on Schedule 3.6. Other than as specified therein, no property leased under any Assumed Lease is subject to any lien, encumbrance, easement, right of way, building or use restriction, exception, variance, reservation or limitation as might in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business.

         3.7      Title to Properties, Personal Property and Related Matters.

                  (a) The Seller will hold good, valid and marketable title to all of the Assets constituting Real Property free and clear of all title defects, liens, pledges, claims, charges, rights of first refusal, security interests or other encumbrances and are not, in the case of the Real Property or to the knowledge of Seller the real property leased by Seller principally related to the Hospital (the "Leased Real Property"), subject to any rights of way, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, except with respect to all such Permitted Encumbrances defined in Section 5.5. Schedule 1.1(a) includes a true and accurate legal description of the Real Property, and street addresses for the Leased Real Property as reflected on the Hospital Financial Statements. In respect to their physical condition and defects, the Real Property and structures owned or leased by the Seller and used in connection with the Business are being purchased by Buyer "AS IS, WHERE IS, AND WITH ALL FAULTS." Notwithstanding the foregoing, however, except as disclosed on Schedule 3.7(a) hereto, Seller has no knowledge of any material defect, structural or other, in any of the Assets, including, without limitation, the real property and implements used in the operation of the Business. Seller has not received any written notice of any violation of any building, zoning or other law, ordinance or regulation in respect of such property or structures or their use by the Seller that would adversely affect Buyer's ability to operate the Hospital in the same manner as Seller currently operates the Hospital. No portion of the Assets is subject to a condemnation or similar proceeding.

                  (b) On the Closing Date, the Seller will hold good, valuable and marketable title to all the Personal Property. Schedules 1.1(b) and 1.1(d) include true and accurate descriptions of Personal Property owned or leased by Seller and used solely in connection with the Business and reflected on the Hospital Financial Statements. In respect to their physical condition and defects, all machinery and equipment used in the operation of the Business are being purchased by Buyer "AS IS, WHERE IS AND WITH ALL FAULTS." Notwithstanding the foregoing, however, except as disclosed on Schedule 3.7(b) hereto, Seller does not know of any material defect, structural or other, in any of the Personal Property which comprise the Assets, including the machinery and equipment used in the operation of the Business. Personal Property is subject to no liens or encumbrances except the security interests of record set forth on
Schedule 3.7(b), which Schedule is a copy of a Uniform Commercial Code ("UCC") search duly obtained by Seller in the last thirty (30) days and which search shows security interests of record relating to such Assets in the State of Florida. Seller agrees to remove all security interests reflected on such UCC search, if any, prior to or at the Closing (except those


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approved by Buyer in writing) and to remove any other security interests filed with respect to such Assets between the date of such UCC search and the Closing Date.

                  (c) Schedule 3.7(c) describes all construction work, if any, which Seller has contracted for and which is presently in progress in respect of the Hospital and also contains a good faith estimate, as of the date of this Agreement, of the cost to complete each such project. To Seller's knowledge, the construction work performed to date on the Premises and that which is presently in progress is free from material defects.

         3.8      Employee Benefit Plans.

                  (a) Set forth on Schedule 3.8(a) is a list (all of which are collectively referred to as the "Employee Plans") of all material "employee benefit plans" as defined by Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (collectively, "ERISA"), all material specified fringe benefit plans as defined in Section 6039D of the Code, and all other material bonus, incentive compensation, deferred compensation, profit sharing, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow or other agreement related thereto, which (i) is maintained or contributed to by the Seller, with respect to employees of Seller providing services at the Hospital, or (ii) with respect to which the Seller has any obligations to any current or former Hospital officer, Hospital employee, Hospital service provider, or the dependents of any thereof, or (iii) which could result in the imposition of liability to the Seller, due to its operation of the Hospital, including without limitation plans and arrangements that have been terminated. The Seller has made available to Province copies of the documents comprising each Employee Plan and any related trust agreements, annuity contracts or any other funding instruments ("Funding Arrangements"), which copies are substantially true, accurate and complete.

                  (b) Each Employee Plan has been operated in compliance with applicable law, including, but not limited to, Section 401(a) of the Code as applicable, applicable state and local law, and in accordance with its terms.

                  (c) To the best knowledge of Seller, all required reports and descriptions of the Employee Plans have been timely filed with the Internal Revenue Service, the United States Labor Department (the "DOL"), and the Pension Benefit Guaranty Corporation (the "PBGC") and, as appropriate, provided to participants in the Employee Plans.

                  (d) All Employee Plans maintained by the Seller are governmental plans as defined in Section 414(d) of the Code, ERISA 3(32), and ERISA 4021(b)(2).

                  (e) Except as disclosed on Schedule 3.8(e), there are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of the Seller, none are threatened.

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                  (f) Any Employee Plan that provides for severance payments to employees after termination of employment is in writing and has been operated in compliance with applicable law.

                  (g) Except as set forth on Schedule 3.8(g) hereto, the Seller does not now maintain nor has it ever purchased any annuity for any employee of the Hospital intended, purporting, or which could be construed to be a Code
Section 403(b) annuity.

                  (h) To the best knowledge of Seller, no contributions to any deferred compensation plan or arrangement of the Seller, pertaining to Hospital employees, (other than annuities set forth on Schedule 3.8(h) or plans qualified under Section 401(a) of the Code) have exceeded the limits of Section 457 of the Code. All such deferred compensation plans or arrangements are intended to qualify under Section 457 of the Code and have been operated in compliance with
Section 457 of the Code and the terms of the plan or arrangement.

         3.9 Litigation or Proceedings. Schedule 3.9 contains a list of each lawsuit or legal proceeding to which Seller is a party and which arose principally out of or in connection with the Business or, to Seller's knowledge, which has been threatened in writing against Seller or any officer or director of Seller in connection with the Business. Since January 1, 1998, Seller to its knowledge, has not been subject to any formal or informal (of which Seller has received notice in writing) investigations or proceedings of the Division of Health (as hereinafter defined), the United States General Accounting Office, the Health Care Financing Administration or other similar governmental agencies (except for any investigations being conducted in the ordinary course of business and applicable to all Florida hospitals) with respect to the Hospital. Except as disclosed on Schedule 3.9, there are no written claims, actions, proceedings or investigations of which Seller has received written notice pending or, to the best knowledge of the Seller, threatened challenging the validity or propriety of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.9, the Seller is not now, and has not been within the last three (3) years, a party to any injunction, order, or decree restricting the method of the conduct of the Business or the marketing of any of its services; since January 1, 1994, to the best of Seller's knowledge, no governmental agency has investigated or requested in writing (other than on a routine basis) information with respect to such methods of business or marketing of services; Seller has not received any written claim that Seller currently violates any federal, state, or local law, ordinance, rule or regulation, which could have a material adverse effect on the Business and, to the best of Seller's knowledge, no such written claim is or has been threatened; and there have been no developments materially adverse to the Seller with respect to any pending or, to Seller's knowledge, threatened written claim, action or proceeding of an administrative or judicial nature, including but not limited to those referred to in Schedule 3.9, and including without limitation any such pending or threatened written claim, action or proceeding arising from or relating to (i) the assertion by any governmental authority of any retroactive adjustment of the sums which the Seller was entitled to receive in connection with the Business pursuant to government or third party reimbursement programs such as (but not limited to) Medicare and Medicaid, except as in the ordinary course of business, or (ii) any written allegation by any governmental authority of fraud or abuse by any current or former officers or employees of Seller in connection with the making of any application for reimbursement on behalf of or in connection with the Business pursuant to the government or third party reimbursement programs referred to in the preceding clause (i).

         3.10 Insurance. Schedule 3.10 summarizes the professional and general liability insurance policies covering the Business and the property insurance policies covering the Assets, which Schedule 3.10 reflects, the policies' numbers, terms, identity of insurers, amounts and coverage.

         3.11 Post-Balance Sheet Results. Except as set forth on Schedule 3.11, since October 1, 1998 with respect to the Assets there has not been:

              (a) any material damage, destruction or loss (whether or not covered by insurance) affecting the Assets, taken as a whole;

              (b) any sale, lease, transfer or disposition by Seller of the Assets except sales, leases, transfers or dispositions of non-material portions of the Assets with replacements thereof in the ordinary course of Seller's business; or

              (c) any change or the occurrence of any fact or condition which may be reasonably expected to have a material adverse effect on the Business or the value of the Assets, other than such changes, facts and conditions, if any, affecting the general economy or the healthcare industry generally.

         3.12 Seller's Employees. Schedule 3.12(a) contains a list of all of Seller's employees as of October 1, 1998 who perform services on the Premises, their current salary or wage rates, department and a job title or other summary of the responsibilities of such employees. Since October 1, 1998, there has not been any increase in the compensation payable or to become payable by Seller to any of the Hospital's officers, employees or agents, or any bonus payment or arrangement made to or with any such person, except as described in Schedule 3.12(a).

         Except as set forth on Schedule 3.12(a), Seller has not entered into any written or verbal agreements with its employees providing services on the Premises which have a specified employment term. Schedule 3.12(a) includes a list of all employees of Seller (other than "part-time employees") who performed services on the Premises who have been "terminated" or "laid-off" since June 1, 1998 (as such quoted terms are defined in the Worker Adjustment and Retraining Notification Act). Schedule 3.12(b) lists any employees of Seller who principally perform work on behalf of Hospital somewhere other than the Premises.

         3.13 Labor Matters. The Seller has no collective bargaining agreements with any labor union and there are no current negotiations with a labor union with respect to any employees employed at the Hospital. To its knowledge, Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, including but not limited to the Fair Labor Standards Act, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice as it relates to such employees. There is no unfair labor practice complaint against the Business pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to Seller's knowledge threatened against or affecting the Business. To Seller's knowledge, no grievance which might have an adverse effect on the

Business or any such arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor exists. The Seller has not experienced any employee strikes with respect to the Hospital since the date the Seller acquired the Hospital. Seller will advise Buyer of any such labor dispute which shall arise before the Closing.

         3.14     Certain Representations With Respect to the Business.

                  (a) The Hospital is duly accredited as a general hospital by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") and a copy of their most recent reports, lists of deficiencies, if any, and Certificates of Accreditation relating to the Hospital are included in Schedule 3.14(a).

                  (b) The Hospital is qualified for participation in the Medicare program. Complete and accurate copies of Seller's existing Medicare contracts for the Hospital have been furnished to Buyer. To Seller's knowledge, the Hospital is presently in compliance with all of the terms, conditions and provisions of such contracts.

                  (c) The Hospital is qualified for participation in the Medicaid programs. Complete and accurate copies of Seller's existing Medicaid contracts for the Hospital have been furnished to Buyer. To Seller's knowledge, the Hospital is presently in compliance with all of the terms, conditions and provisions of such contracts.

                  (d) The Hospital participates in the CHAMPUS program. To Seller's knowledge, the Hospital is presently in compliance in all material respects with all of the terms and conditions of such participation.

                  (e) Except as provided on Schedule 3.14(e), Seller has previously provided to Buyer copies of the fire marshal reports in Seller's possession or available to Seller with respect to the Hospital after January 14, 1999. Except as provided on Schedule 3.14(e), to the Seller's knowledge, the Hospital is not in violation in any material respect of any fire code.

                  (f) Seller has previously provided to Buyer copies of the Bylaws of the Medical Staff of the Hospital. Except as disclosed on Schedule 3.14(f), no proceedings are pending or, to the best of Seller's knowledge, threatened seeking to remove or limit the privileges of any member of the medical staff of the Hospital.

                  (g) Complete and accurate copies of all appraisals, if any, obtained by Seller since October 1, 1998, relating to any of the Assets have been furnished to Buyer.

                  (h) The Hospital is licensed by the Agency for Health Care Administration, Division of Health Quality Assurance, Bureau of Health Facility Compliance ("Division of Health") to operate seventy-three (73) acute care beds in its existing facilities located in Palm Beach County, Florida. Schedule 3.14(h) contains copies of all such licenses. Except as set forth in Schedule 3.14(h) the Hospital is presently in compliance in all material respects with all the terms, conditions and provisions of such licenses. To the best of Seller's knowledge, except as set forth on Schedule 3.14(h), the facilities, equipment, staffing and operations of the Hospital satisfy the applicable licensing requirements of the State of Florida.

              (i) Seller has previously provided to Buyer copies of all licensure survey reports of the Hospital by the Division of Health since January 1, 1996.

              (j) The Hospital has entered into memoranda of understanding with the appropriate peer review organization, and copies of such memoranda of understanding are included on Schedule 3.14(j).

         3.15 Reimbursement Matters. Complete and accurate copies of all Medicare cost reports and related forms filed during the past three (3) years by the Seller for the Business have been furnished to Buyer. To the best of Seller's knowledge, the amounts set up as provisions for the Medicaid or Medicare adjustments and adjustments by any other third party payors on the Hospital Financial Statements are sufficient to pay any amounts for which the Seller may be liable. To the best of Seller's knowledge, Seller has not received any written notices that Medicare or Medicaid have any claims against it which may reasonably be expected to result in consolidated net offsets against future reimbursement in excess of that provided for in the Hospital Financial Statements. To the best of Seller's knowledge, neither the Seller nor any of its employees have committed a violation of the Medicare and Medicaid fraud and abuse provisions of the federal Social Security Act with respect to the Business.

         3.16 Hill-Burton Funds. To the best of Seller's knowledge, except as set forth on Schedule 3.16, Seller has not received any funding under The Hospital Survey and Construction Act, 42 U.S.C. Section 291(i) ("Hill-Burton Act") in connection with the Hospital.

         3.17 Taxes. Seller has filed all tax returns (or extensions thereto) required by law to be filed and has paid all taxes, assessments and other governmental charges shown thereon as due and payable, other than those presently payable without penalty or interest or those being contested in good faith by appropriate procedures. There are no liens with respect to taxes (except for liens with respect to real property taxes not yet due) upon any of the Assets. Except as set forth on Schedule 3.17, Seller has not conducted the Business or engaged in any transaction which would cause the Seller or Buyer to incur any sales or use taxes as a result of the transaction.

         3.18 Environmental. Except as specifically disclosed in the Phase I environmental report of Vertically Integrated Technologies, Inc. (VERITECH Environmental Services), dated January 29, 1999 (the "Environmental Report") and as set forth in Schedule 10.3 hereto:

              (a) To the best of Seller's knowledge, Seller is currently in compliance with all Environmental Laws (as defined below) with respect to the Hospital, which compliance includes, but is not limited to, the possession by Seller of all permits and other governmental authorization required under applicable Environmental Laws to operate the Business as currently operated;

              (b) To the best of Seller's knowledge, Seller has not stored, disposed of or arranged for disposal of any Hazardous Substances (as defined below) on any of the Real Property or Leased Real Property, except in compliance with applicable Environmental Laws;

                  (c) Seller has not received any written notice of a claim, whether from a governmental authority, employee of Seller or adversely affected party, that alleges that Seller is not in compliance with Environmental Laws, and, to the best of Seller's knowledge, there are no circumstances that may prevent and interfere with such compliance in the future. There is no Environmental Claim (as defined below) pending or, to the best knowledge of Seller, threatened in writing against Seller with respect to the Real Property or the Business.

                  (d) To the best of Seller's knowledge, during the period Seller has owned the Hospital, there have been no actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substances, which have not been cured or eliminated and that could form the basis of any Environmental Claim against Seller, and Seller does not know of any such actions, activities, circumstances, conditions, events or incidents prior to Seller's ownership of the Hospital.

                  (e) Without in any way limiting the generality of the foregoing, all underground storage tanks, and the capacity and contents of such tanks, located on the Real Property are identified, to Seller's knowledge, in the Environmental Report.

                  (f) Seller agrees to be responsible for the Environmental Remediation of the Discovered Environmental Claims, as set forth on Schedule 10.3.

         The following terms shall have the following meanings:

         "Environmental Claim" means any claim, action, cause of action, investigation or notice (in writing) by any governmental authority or aggrieved person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Substances at any location which is or has been owned, leased or operated by Seller or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         "Environmental Laws" means the federal, state (including specifically, but not by way of limitation, the State of Florida), and local environmental, or health laws, regulations, ordinances, rules and policies and common law in effect on the date hereof and the Closing Date relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and the Closing Date, including, without limitation, the statutes listed below:

         Federal Resources Conservation and Recovery Act of 1976, 42 U.S.C.
Section 6901, et seq.

         Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601, et seq.

         Federal Clean Air Act, 42 U.S.C. Section 7401, et seq.

         Federal Water Pollution Control Act, Federal Clean Water Act of 1977, 33 U.S.C. Section 1251, et seq.

         Federal Insecticide, Fungicide, and Rodenticide Act, Federal Pesticide Act of 1978, 7 U.S.C. Section 136, et seq.

         Federal Hazardous Materials Transportation Act, 48 U.S.C. Section 1801, et seq.

         Federal Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.

         Federal Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.

         "Hazardous Substances" means any toxic or hazardous waste, pollutants or substances, including, without limitations, asbestos, PCBs, petroleum, petroleum products and byproducts, substances defined or listed as "hazardous substance", "toxic substance", "pollutant", "contaminant", "toxic pollutant", or similarly identified substance or mixture, in or pursuant to any Environmental Law.

         3.19 Assets. The Assets comprise substantially all of the property and assets used in the conduct and operation of the Business as of the date of this Agreement, including without limitation, those assets reflected on Seller's balance sheet dated as of September 30, 1998, and all assets acquired by Seller for use in connection with the Business between September 30, 1998 and the Closing Date. Buyer and Seller acknowledge that certain assets not purchased hereunder set forth on Schedule 3.19, are used by Seller for the Business and for purposes other than the operation of the Hospital. The parties will work cooperatively to give Buyer use of and access to those assets retained by Seller necessary for Buyer's operation of the Hospital.

         3.20 Absence of Undisclosed Liabilities. Except as and to the extent reflected or specifically reserved against (which reserves are believed adequate in amount) in the Hospital Financial Statements or any financial statements prepared in respect of the Business thereafter, the Seller did not have, at the date of such financial statements, any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) directly or indirectly arising from or in connection with the Business required to be reflected thereon or included therein, except for any liabilities which were incurred in the ordinary course of business consistent with past practice or have been discharged or paid in full prior to the date hereof.

         3.21 No Misleading Statements. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any Schedule (including any supplement or amendment thereto) and the documents to be delivered at the Closing by or on behalf of Seller to Buyer or any of its representatives in connection with the transactions contemplated hereby (the Schedules, including any supplement or amendment thereto, and such other documents are herein referred to, collectively, as the "Additional Documents") shall be untrue in any material respect. Copies of all documents described on any Schedule hereto shall be true, correct and complete in all material respects and all descriptions of such documents shall be true and complete in all material respects.

         3.22 No Other Representations and Warranties by Seller, Acceptance of Assets. Buyer acknowledges that except as otherwise specifically provided for in this Agreement, Seller has not made any warranties or representations concerning the Assets or any portion thereof. BUYER ACKNOWLEDGES AND AGREES THAT THE ASSETS, INCLUDING THE REAL PROPERTY, IMPROVEMENTS AND PERSONAL PROPERTY, ARE BEING TRANSFERRED "AS IS, WHERE IS, AND WITH ALL FAULTS" AND SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, OF, AS TO, CONCERNING OR WITH RESPECT TO THE ASSETS, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE ASSETS, BUYER IS RELYING ON ITS OWN INVESTIGATION OF THE ASSETS AND THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED HEREIN.

         4.       REPRESENTATIONS AND WARRANTIES OF BUYER AND PROVINCE.

         As of the date hereof Buyer and Province, jointly and severally, represent and warrant to Seller the following:

         4.1      Buyer Capacity.

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with all requisite corporate power and authority to own, operate and lease its properties. Province is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, operate and lease its properties.

                  (b) Schedule 4.1 contains complete and correct copies of (i) the Articles of Incorporation and all amendments thereto to the date hereof and the Bylaws as presently in effect of Buyer and (ii) the Certificate of Incorporation and all amendments thereto to the date hereof and the Bylaws as presently in effect of Province.

         4.2 Corporate Authorization/Contract Binding. The execution, delivery and performance by Buyer of this Agreement and the other agreements and transactions contemplated hereby are within Buyer's corporate powers, are not in contravention of the terms of Buyer's Articles of Incorporation, Bylaws or any amendments thereto and have been duly authorized and approved by the board of directors and shareholder of Buyer. The execution, delivery and performance by

Province of this Agreement and the other agreements to which it is a party and the transactions contemplated hereby are within Province's corporate powers, are not in contravention of the terms of Province's Certificate of Incorporation, Bylaws or any amendments thereto and have been duly authorized and approved by the board of directors of Province. No provisions exist in any document or instrument to which Buyer or Province is a party or by which Buyer or Province is bound which would be violated by the execution of, or the performance by Buyer or Province of, or the consummation by Buyer or Province of the transactions contemplated by, this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and Province, and as of the Closing, the other agreements and instruments contemplated hereby will have been duly and validly executed and delivered by the Buyer and Province. This Agreement constitutes, and upon execution, their execution and delivery of the other agreements and instruments contemplated hereby will constitute the valid, legal and binding obligation of Buyer and Province, enforceable against each of them in accordance with its terms.

         4.3 No Conflict with Laws. The execution, delivery and performance by Buyer and Province of this Agreement and the other agreements contemplated hereby will not violate any law, rule or regulation of any governmental authority applicable to Buyer or Province.

         4.4 Financial Capacity to Perform. Buyer and Province have the financial capacity necessary to fulfill their obligations hereunder and under any other documents executed in connection with the transaction, including but not limited to payment of the Purchase Price, building the Replacement Hospital and fulfilling the covenants set forth in 9.2 through 9.7 hereof.

         5.       COVENANTS OF SELLER AND BUYER PRIOR TO CLOSING.

         Between the date of this Agreement and the Closing Date:

         5.1 Information. Seller shall afford to the officers and authorized representatives of Buyer reasonable access to the Hospital and to Seller's books and records relating to the Hospital, and will furnish to Buyer such additional financial data and other information relating to the Hospital and the Business at such times and in such manner as Buyer may from time to time reasonably request of the Hospital's Chief Executive Officer or his designees. Notwithstanding anything herein to the contrary, Seller shall not be required to disclose any information regarding medical or employee records the confidentiality of which is legally protected or to provide access to the Hospital and related assets in a manner which would interfere with the delivery of patient care. Seller agrees to cooperate reasonably with Buyer, and at no cost to Buyer, in Buyer's efforts (i) to make any required filings and to obtain any governmental approvals necessary in order to consummate the transactions contemplated hereby, (ii) to respond to any governmental investigation of such transactions, and (iii) to defend any legal or administrative proceedings challenging such transactions. Seller will, upon reasonable request, cooperate with Buyer, Buyer's representatives and counsel in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions herein contemplated. Subject to Buyer's disclosure obligations under federal securities laws, including any obligations of Province, and subject to disclosure obligations of Seller under any applicable "sunshine" laws or other applicable laws, any release to the public of information with respect to the sale by Seller and purchase by Buyer and of the Assets will be made only in the form and manner approved by the parties and their respective representatives.

         5.2 Operations. With respect to the ownership and operation of the Assets, Seller will:

              (a) carry on the Business in substantially the same manner as Seller has heretofore and not make any material change in personnel or operations, and not make any change in finance or accounting policies;

              (b) maintain the Assets in substantially as good working order and condition as at present, ordinary wear and tear excepted;

              (c) perform Seller's obligations under agreements relating to or affecting the Assets;

              (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

              (e) use reasonable efforts to maintain and preserve Seller's business organization intact with respect to the Hospital, retain Seller's present employees and maintain Seller's relationship with suppliers, physicians, patients and others having business relations with the Hospital;

              (f) within a reasonable time prior to Closing, permit Buyer to make offers conditioned on the consummation of this transaction to any of Seller's personnel who work at the Hospital for employment by Buyer subsequent to the Closing, which personnel shall be allowed to accept or reject such offers without penalty;

              (g) as of Closing, terminate the participation of the employees of Seller or its affiliates at the Hospital in Seller's or any affiliates' employee health or welfare benefit plans, if any; provided, however, Seller shall cause such termination to be effected in compliance with the terms and conditions of all such plans and with applicable law; and

              (h) not effect, grant or pay any increase in compensation to any employee, officer or director of Hospital other than annual raises and bonuses to employees and officers consistent with those effected, granted or paid in prior years.

         5.3 Certain Changes. Seller will not, with respect to the Business, without the prior written consent of Buyer:

              (a) sell or agree to sell any of the Assets except for the depletion of inventories sold or equipment disposed of in the ordinary course of the business of the Hospital;

              (b) engage in any transaction out of the ordinary course of business, including any sale, transfer, lease, encumbrance or granting of a security interest in any portion of the Assets (except as provided in Section 5.3(a) above); or

              (c) adopt any new employee benefit plan or make any material change in or to any Benefit Plan other than any such change that is required by law or that, in the opinion of Seller's counsel, is necessary or advisable to maintain the tax qualified status of any such Benefit Plan.

Seller agrees to consult with Buyer with respect to entering into, renewing or terminating any contract or lease relating to the Business. Seller may enter into, renew or terminate any such contract or lease without the prior written consent of Buyer, provided that Buyer shall not be required to assume any such contract or lease or the liabilities associated therewith unless Buyer shall consent in writing to such entering into, renewal or termination.

         5.4 Casualty. If any material part of the Hospital is damaged so as to be rendered unusable or destroyed prior to Closing, Buyer may elect to terminate this Agreement and all obligations of the parties hereunder. In the event the Assets are destroyed or damaged, but such destruction or damage does not entitle the Buyer or Buyer does not elect to terminate this Agreement, then Seller shall be entitled to all insurance proceeds paid or payable in respect of such damage or destruction and the Purchase Price payable by Buyer at the Closing shall be reduced by an amount equal to the net book value of such damaged or destroyed Assets, as reflected upon the most recent regularly prepared Hospital Financial Statements.

         5.5      Title Matters/Survey.

                  (a) With respect to each parcel of Real Property, excluding the Leased Real Property, the Seller will order a current title commitment and deliver such to Buyer within twenty (20) days of the date of execution hereof and arrange to purchase at Closing from a title insurance company reasonably acceptable to Buyer (Fidelity Title Insurance Company of New York being deemed acceptable) an ALTA Owner's Policy (10-17-92 Form) with Florida Modifications, in the aggregate amount of the Purchase Price reasonably allocated by Buyer and Seller to the Real Property, in which the title insurer shall have agreed to insure in Buyer good and marketable fee simple title to the Real Property subject only to the Permitted Encumbrances (as hereinafter defined), and the title insurer shall, in all cases, have removed the preprinted exceptions. As used herein, "Permitted Encumbrances" means, (A) ad valorem taxes if not yet delinquent; (B) easements and other encumbrances for public utilities or to provide service to the facility therein; (C) laws limiting or regulating the use or enjoyment of the Real Property or the character, size, use or location of any improvement now or hereafter erected thereon; (D) other items; (E) matters shown on Schedule 5.5; and (F) other matters consented to in writing by Buyer at or prior to the Closing; provided items (A) through (D) do not materially impair the use of any or all of the Real Property and Leased Property for its present purpose or result in title no longer being good and marketable. The cost of the title reports and title policies shall be borne by Seller. Buyer shall have a period of ten (10) days after Buyer's receipt of the Title Commitment to review the Title Commitment and to provide to Seller, in writing, any objections to any matters set forth in the Title Commitment which affect title to the Property, render title to the Real Property unmarketable and uninsurable or which materially adversely affect the use of the Real Property for Business, such matters being referred to in this Agreement as "title defects." Questions with respect to marketability of title shall be judged and resolved in accordance with applicable Title Standards adopted from time to time by authority of The Florida

Bar and in accordance with applicable statutory and case law of the State of Florida. Any matters reflected in the Title Commitment which are not timely and properly objected to by Buyer shall constitute a "Permitted Encumbrance." In the event Buyer timely objects to any title defects, Seller shall have sixty (60) days from receipt of such written notice from Buyer in which Seller may attempt to remove or cure the title defects identified by Buyer in such written notice and which are reasonably capable of being cured, failing which Buyer shall have the option of either accepting title as it then is without reduction of the Purchase Price or terminating this Agreement pursuant to Section 11.1 hereof.

                  (b) At least ten (10) days prior to the date of Closing, Seller shall have delivered to Buyer an as-built survey (the "Survey") of the Real Property. The Survey shall be in such form as may reasonably be required to remove the general survey exception and the cost of such survey shall be borne by Buyer. The Survey shall, at a minimum, be on a standard ATLA form and shall
(i) be currently dated (which may include a current re-certification of a previously prepared survey plat); (ii) show the location on the Real Property of all improvements, fences, evidences of abandoned fences, lakes, ponds, creeks, streams, rivers, easements, roads, and right-of-way; (iii) identify all easements and rights-of-way by reference to the recording information applicable to the documents creating such easements or rights-of-way; (iv) show any encroachments onto the Real Property from adjacent property, any encroachments from the Real Property onto adjacent property, and any encroachments into any easement or restricted area within the property, and any encroachments into any easement or restricted area within the Real Property; (v) locate all existing improvements (such as buildings, power lines, fences, and the like); (vi) locate all dedicated public streets or other roadways providing access to the Real Property, including all curb cuts and all alleys; (vii) locate all set-back lines and similar restrictions covering the Real Property or any part thereof and any violations of such restrictions; and (viii) show thereon a legal description of the boundaries of the Real Property by metes and bounds or other appropriate legal description. The Survey shall otherwise be in accordance with minimum technical standards for surveys of comparable property as set forth in all applicable laws, regulations, or statements of professional surveying standards. The Survey shall contain the surveyor's certification to Seller, Buyer, the title agent and the title company that (A) the Survey was made on the ground; (B) there are no visible or recorded easements, discrepancies, conflicts, encroachments, or overlapping of improvements except as shown on the Survey; (C) the Survey correctly shows all visible or recorded easements or rights-of-way of which the Surveyor has been advised, including, without limitation, those matters affecting location of all building, structures, and other improvements situated on the Real Property; (D) the Survey conforms to all applicable minimum guidelines for surveys of comparable property set forth in applicable laws, regulations, or professional ALTA standards; (E) to the surveyor's knowledge, all streets abutting the Real Property and all means of ingress to and egress from the Real Property have been completed, dedicated, and accepted for public maintenance by city, town or other appropriate political subdivision in which the Real Property is located; (F) except as shown thereon, the Real Property is not located within the 100-year flood plan or other flood hazard area; (G) the Survey is a true, correct, and accurate representation of the Real Property; and (H) such other matters as may be required by the title company to allow it to issue to the title policy. Buyer shall have a period of ten (10) days after Buyer's receipt of the Survey to review the Survey and to provide to Seller, in writing, any objections to any matters set forth on the Survey which affect title to the Property and render title to the Real

Property unmarketable and uninsurable or which materially adversely affect the use of the Real Property Business, such matters being referred to in this Agreement as "title defects." Any such title defect shown by the Survey shall be resolved in the same manner as if the title defect were a title defect in the Title Commitment as set forth above.

         5.6 Best Efforts to Close. Buyer and Seller shall use their reasonable best efforts to proceed toward the Closing and to cause the conditions to Closing to be met as soon as practicable and consistent with other terms contained herein. Buyer and Seller shall notify the other party as soon as practicable of any event or matter which comes to such party's attention which may reasonably be expected to prevent the conditions to such party's obligations being met.

         5.7 Terminating Cost Report. Seller shall furnish to Buyer a copy of Seller's terminating cost report filed timely on behalf of the Hospital in respect of the Medicare and Medicaid programs, or any successor governmental program, reflecting consummation of the transactions contemplated hereby.

         5.8 Consents. Buyer and Seller will use their respective reasonable best efforts to obtain all permits, approvals, authorizations and consents of all third parties necessary in the reasonable opinion of Buyer, desirable for the purpose of (i) consummating the transactions contemplated hereby, or (ii) enabling the Buyer to continue to operate the Business in the ordinary course after the Closing.

         5.9 Insurance Ratings. The Seller shall take all action reasonably requested by Buyer to enable Buyer to succeed to the Workmen's Compensation and Unemployment Insurance ratings, insurance policies, deposits and other interests of the Seller with respect to the operation of the Hospital and other ratings for insurance or other purposes established by the Seller. Buyer shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so.

         5.10 Notice; Efforts to Remedy. Seller shall promptly give written notice to the other parties hereto upon becoming aware of the impending occurrence of any event which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained or referred to in this Agreement or cause an adverse change in the Assets or the operations of the Business and shall use its reasonable best efforts to prevent or promptly remedy the same.

         5.11 Interim Operating Reporting. During the period from the date of this Agreement to the Closing, Seller shall cause its officers to confer on a frequent and regular basis with one or more representatives of Buyer to report operational matters in respect of the Hospital and the Business and to report the general status of on-going operations. Seller shall notify the Buyer in writing of any material adverse change in the financial position or earnings of the Hospital or the Business after the date hereof and prior to the Closing and any unexpected emergency or other unanticipated change in the Business and of any governmental complaints, investigations or adjudicatory proceedings (or communications indicating that the same may be contemplated) or of any other such matter and shall keep Buyer fully informed of such events and permit its representatives to participate in all discussions relating thereto.

         6.       INDEMNIFICATION.

         6.1 Indemnity by Buyer and Province. From and after Closing, Buyer and Province (collectively, the "Buyer Indemnifying Parties"), jointly and severally, shall indemnify, defend and hold harmless Seller and its officers, directors, employees, affiliates and agents (collectively, "Buyer Indemnified Parties") from and against any and all liabilities, losses, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees (at all levels of trial and appeal), any and all expenses incurred in investigating, preparing and defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result or arising out of the following:

                           (i) any inaccuracy in or breach or nonfulfillment of
                  any of the representations, warranties, covenants or agreements made by Buyer or Province in this Agreement or the other agreements contemplated hereby;

                           (ii) any liability of Buyer including, without
                  limitation, professional malpractice or general liability claims, arising out of the Business after the Closing which is imposed on Seller and any liability imposed on Seller to the extent such liability has been expressly assumed by Buyer pursuant to this Agreement or the Assignment and Undertaking Agreement;

                           (iii) any misrepresentation in any certificate or
                  other document furnished or to be furnished by or on behalf of Buyer or Province under this Agreement; and

                           (iv) any violation of or liability under
                  Environmental Laws arising after Closing solely as a result of a condition not in existence at Closing, or an aggravation (by action or omission) of an existing condition by Buyer, its employees, agents, invitees or independent contractors; provided, however, the indemnification provided for in this subsection (iv) with respect to the aggravation of an existing condition, shall be limited to the extent of the results of such aggravation.

To be entitled to such indemnification, the Buyer Indemnified Party shall give Buyer Indemnifying Parties prompt written notice of any breach or of the assertion by a third party of any claim with respect to which the Buyer Indemnified Party may bring a claim for indemnification hereunder or any event which could reasonably be expected to lead to a breach or assertion of a claim for indemnification hereunder, and in all events must have supplied such notice to Buyer Indemnifying Parties within the period for the defense of such claims by Buyer. Buyer Indemnifying Parties shall have the right, at their own expense, to contest, defend and litigate any such third party claim and such Buyer Indemnified Party shall cooperate in good faith with Buyer Indemnifying Parties to permit Buyer Indemnifying Parties to do so. Should such Buyer Indemnified Party settle or compromise any claim or matter for which an indemnity would be payable by a Buyer Indemnifying Party hereunder without the prior written consent of such Buyer Indemnifying Party, Buyer Indemnifying Parties shall be relieved of any liability hereunder to such Buyer Indemnified Party with respect to such claim or matter.

         In addition to the foregoing, if any third party payor deducts any amount from payments due such a Buyer Indemnified Party in respect of claims against or amounts owed by any Buyer Indemnifying Parties, they will promptly reimburse such Buyer Indemnified Party for the amounts so deducted with five (5) days after written demand therefor by such Buyer Indemnified Party. Each Buyer Indemnified Party agrees to give prompt written notice to the Buyer Indemnifying Parties of the assertion of any claim, formal or informal, by any third party payor for which, if deducted by such third party payor, such Buyer Indemnified Party would be entitled to reimbursement by the Buyer Indemnifying Parties hereunder and will cooperate in good faith, at no out-of-pocket cost to such Buyer Indemnified Party, with the Buyer Indemnifying Parties to permit the Buyer Indemnifying Parties to mitigate the amount of any such claim by any such third party payor. Moreover, if Buyer pays Seller any funds pursuant hereto and Seller subsequently receives an adjustment, or if Buyer or Seller is successful in contesting such payment with a third party, Seller shall repay Buyer an amount equal to such adjustment or contested amount, to the extent Buyer has not previously received the contested amount.

         The indemnity provided herein and Seller's right to seek specific performance of Buyer's obligations hereunder are intended to be Seller's sole remedies for breach by Province or Buyer of any representation or warranty contained herein; provided, however, if such indemnification is declared unenforceable under Florida law, nothing herein shall limit Seller's right to seek additional remedies for such breaches. The foregoing shall not limit any of Seller's remedies set forth in any instrument or document delivered pursuant to this Agreement, including but not limited to the Promissory Note and Capital Commitment Agreement.

         6.2 Indemnity by Seller. To the extent permitted by applicable law, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and Province and their respective officers, directors, employees, shareholders, agents and affiliates (collectively, the "Seller Indemnified Parties") from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result or arising out of the following:

                           (i) any inaccuracy in or breach or nonfulfillment of
                  any of the representations, warranties, covenants or agreements made by Seller in this Agreement or the other agreements contemplated hereby;

                           (ii) any liability of Seller, including without
                  limitation professional malpractice or general liability claims, arising out of the operation of the Business prior to the Closing which is imposed on Buyer or Province, except to the extent such liability has been expressly assumed by Buyer pursuant to this Agreement or the Assignment and Undertaking Agreement;

                           (iii) any violation of or liability under
                  Environmental Laws that is related to Seller's or, to the extent heretofore assumed by Seller, any previous owner's or operator's management, use, control, ownership or operation of the Hospital, the Assets or the Business specifically, including but not limited to, any leakage, drainage, or releases on-site from activities of Seller or any third-party releases or any off-site releases of Hazardous Substances on the Real Property which occurred prior to the Closing;

                           (iv) any liability, fines or obligations resulting
                  from Medicaid overpayments prior to the Closing which is imposed on Hospital or Buyer;

                           (v) any liability, obligations or expenses incurred
                  by Buyer as a result of Seller's failure to satisfy the requirements set forth in the ACHA Survey dated January 14, 1999;

                           (vi) any claim or liability incurred by Buyer arising
                  from the design, implementation, operation, maintenance, or termination of any Employee Plan, including, but not limited to, any failure to comply with any applicable law, failure to comply with the terms of any Employee Plan, or any acts or omissions of the Seller prior to Closing related to any Employee Plan; and

                           (vii) any misrepresentation in any certificate or
                  other document furnished or to be furnished by or on behalf of Seller under this Agreement.

         Except for liabilities resulting from 6.2(iii), (iv) and (v) which shall, to the extent possible, be satisfied from the Off-Set Right, without satisfaction of the notice requirements hereunder, to be entitled to such indemnification, a Seller Indemnified Party shall give Seller prompt written notice of any breach or the assertion by a third party of any claim with respect to which a Seller Indemnified Party may bring a claim for indemnification hereunder or any event which could reasonably be expected to lead to a breach or assertion of a claim for indemnification hereunder, and in all events must have supplied such notice to Seller within the applicable period for defense of such claims by Seller. Seller shall have the right, at its own expense, and at its option, to contest, defend or litigate any such third party claim and such Seller Indemnified Party shall cooperate in good faith with Seller to permit Seller to do so. Should such Seller Indemnified Party settle or compromise any claim or matter for which an indemnity may be payable by Seller hereunder without the prior written consent of Seller, Seller shall be relieved of any liability hereunder with respect to such claim or matter. Any indemnity in respect of the representations and warranties provided for in Section 3.7 shall be net of any recovery received, or which Buyer subsequently receives, under the title insurance policy provided by Seller hereunder arising out of or in respect of the matter which is the subject of the indemnity claim. Buyer shall diligently seek by appropriate procedures any recovery to which it is entitled under the aforesaid title insurance policy and, if Buyer has previously received from Seller a payment for an indemnity claim hereunder in respect thereof, Buyer shall promptly pay over to Seller all such recoveries received under such title insurance policy up to the amount of the payment made by Seller. If any recovery under such title insurance policy is paid over to Seller or netted against the indemnity obligations of Seller legally owing hereunder and such recovery is subsequently required to be returned to such title insurance company by reason of any reservation of rights required in connection with the receipt thereof by Buyer, Seller shall promptly pay to Buyer cash in the amount of such recovery so credited against its indemnity obligations hereunder or otherwise received by Seller in cash; provided, however nothing herein shall be deemed to limit Seller's rights, including any subrogation rights, to redress from any third party relating to such indemnified matters.

In addition to the foregoing, if any third party payor deducts any amount from payments due a Seller Indemnified Party in respect of claims against or amounts owed by Seller, Seller will promptly reimburse such Seller Indemnified Party for the amounts so deducted within five (5) days after written demand therefor by such Seller Indemnified Party. Each Seller Indemnified Party agrees to give prompt written notice to Seller of the assertion of any claim, formal or informal, by any third party payor for which, if deducted by such third party payor, such Seller Indemnified Party would be entitled to reimbursement by Seller hereunder and will cooperate in good faith, at no out-of-pocket cost to such Seller Indemnified Party, with Seller to permit Seller to mitigate the amount of any such claim by any such third party payor. Moreover, if Seller pays Buyer any funds pursuant hereto and Buyer subsequently receives an adjustment, or if Buyer or Seller is successful in contesting such payment with a third party, Buyer shall repay Seller an amount equal to such adjustment or contested amount, to the extent Seller has not previously received the contested amount.

         The indemnity provided herein, in conjunction with Buyer's rights under
Section 10.5, and Buyer's right to seek specific performance of Seller's obligations hereunder, are intended to be Buyer's sole remedies for breach by Seller of any representation or warranty contained herein; provided, however, if such indemnification is declared unenforceable under Florida law, nothing herein shall limit Seller's right to seek additional remedies for such breaches.

         6.3 Survival Claims Period. No claim for indemnification may be asserted hereunder unless the party seeking indemnification gives the other party or parties notice of such claim before the end of the applicable Survival Period (as hereinafter defined); provided that where notice of such claim has been timely given, such claim shall survive the expiration of the Survival Period.

         6.4 Amount Precedent to Any Indemnification Claim. No Seller Indemnified Party nor Buyer Indemnified Party shall make any claim for indemnification with respect to any matter unless the aggregate amount of all claims being made by such Party (together with all such claims previously made by such Party) exceeds $30,000.

         Notwithstanding the foregoing, any Claims having their bases in the following shall not be subject to the thresholds established by this section:
(i) breach of the representations and warranties contained in Sections 3.7(a), 3.15, 3.16 and 3.17, (ii) breach of the representations and warranties concerning licenses and permits contained in Section 3.14, (iii) fraud or intentional misrepresentation, (iv) litigation or potential litigation listed on
Schedule 3.9, (v) breach by Buyer of its obligation to pay the Purchase Price hereunder, (vi) breach by Buyer or Seller of their respective obligations to pay any adjustments to the Purchase Price or prorations as required pursuant to this Agreement or (vii) any Claim made pursuant to Section 6.1(ii).

         7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

         The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer:

         7.1 Representations/Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct, in all material respects, when made and on and as of the Closing Date, as though such representations and warranties had been made on and as of such Closing Date; and the covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed, in all material respects.

         7.2 Opinion of Seller's Counsel. Buyer shall have received an opinion from Sachs, Sax & Klein, P.A., counsel to Seller, dated as of the Closing Date substantially in the form attached hereto as Exhibit 7.2.

         7.3 Pre-Closing Confirmations. Buyer or Province shall have obtained documentation or other evidence confirming the following:

              (a) confirmation and effective transfer or reissuance of the appropriate licensure of the Hospital if and to the extent required by the State of Florida for continued operation after Closing; and

              (b) confirmation of Medicare and Medicaid certification of the Hospital if and to the extent required for its continued operation after Closing.

         7.4 Action/Proceeding. No action, proceeding, investigation or administrative hearing before a court or any other governmental agency or body shall have been instituted or threatened against Seller or Buyer which seeks injunctive relief in anticipation of the sale of the Assets and may reasonably be expected to prohibit the sale of the Assets to Buyer or seeks damages in a material amount by reason of the consummation of such sale.

         7.5 Consents; Licenses. All notices to, and consents, authorizations, approvals and waivers from, third parties required for Seller to consummate the transactions contemplated hereby or required in connection with Seller's assignment and Buyer's assumption of any Assumed Contract or Assumed Lease shall have been made and obtained, and to the other transactions contemplated hereby. Buyer shall have reason to believe that the Florida Division of Health shall issue to Buyer promptly after the Closing a license to operate the Hospital and all presently authorized supplemental and special services shall be so authorized for Buyer on and after Closing.

         7.6 Proceedings and Documents Satisfactory. Buyer shall have received such certificates, opinions and other documents as it or its counsel may reasonably require in order to consummate the transactions contemplated hereby, all of which shall be in form and substance reasonably satisfactory to it and its counsel. All proceedings in connection with the purchase of the Assets set forth herein and all certificates and documents delivered to Buyer pursuant to this Agreement shall be reasonably satisfactory in form and substance to Buyer and its counsel acting reasonably and in good faith.

         7.7 Warranty Deed; Title Insurance Policy and Survey. Buyer shall have been furnished with a special warranty deed or deeds to the Real Property in its name conveying good and marketable fee simple title to such Real Property to Buyer subject only to Permitted Encumbrances. Seller shall have furnished Buyer with an owner's title insurance commitment in conformity with the provisions of
Section 5.5 (and shall as promptly as practicable after Closing furnish the title insurance policy conforming to such binder as down dated to and revised as of the Closing Date). Seller shall have furnished Buyer with the Survey in conformity with the provisions of Section 5.5.

         7.8 Delivery of Certain Documents. At the Closing, the Seller shall have delivered to Buyer all documents, agreements and instruments contemplated by Section 2.2.

         7.9 Environmental Survey. Buyer shall have determined, in its sole discretion, that any potential environmental liabilities relating to the Assets or the Business are acceptable to Buyer. In addition, Seller shall have taken steps, reasonably satisfactory to Buyer, to remedy the environmental problems related to a certain underground storage tank (the "UST") located on the Real Property, including, without limitation, removing the UST in compliance with all Environmental Laws and to Buyer's satisfaction in its sole discretion. Notwithstanding the foregoing, once Buyer has elected to close pursuant to this Agreement, unless Seller is obligated to remedy a Discovered Environmental Claim as set forth on Schedule 10.3, Buyer shall have accepted such Discovered Environmental Claim and shall have no right or claim against Seller pursuant to
Section 6.2 or under any other provision of this Agreement; provided, however, such limitation applies solely to the environmental consequences of Discovered Environmental Claims known by the parties at the time of execution of this Agreement.

         7.10 Adverse Changes. There shall not have occurred after September 30, 1998 any change in or effect on the Business that is, or with reasonable certainty might be, materially adverse to its business, prospects, operations, properties, assets, liabilities or condition (financial or otherwise) of the Hospital.

         7.11 Non-Competition Agreement. Seller shall have duly executed and delivered the Non-Competition Agreement.

         7.12 Satisfactory Due Diligence; Delivery of Schedules. Buyer shall have completed, and in its sole discretion be satisfied with the results of, its due diligence review of the operations and financial condition of the Seller. The Seller shall have delivered to Buyer the Schedules called for by this Agreement, and such Schedules shall be satisfactory to the Buyer in its sole discretion.

         8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

         The obligations of Seller hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller:

         8.1 Representations/Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date; the covenants and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

         8.2 Opinion of Buyer's Counsel. Seller shall have received from Waller Lansden Dortch & Davis, A Professional Limited Liability Company, counsel to Buyer and Province, an opinion dated as of the Closing Date substantially in the form attached hereto as Exhibit 8.2.

         8.3 Action; Proceeding. No action, proceeding, investigation or administrative hearing before a court or any other governmental agency or body shall have been instituted or threatened against Buyer or Seller which seeks injunctive relief in anticipation of the sale of the Assets and may reasonably be expected to prohibit the sale of the Assets to Buyer or seeks damages in a material amount by reason of the consummation of such sale.

         8.4 Proceedings and Documents Satisfactory. Seller shall have received such certificates, opinions and other documents as it or its counsel may reasonably require in order to consummate the transactions contemplated hereby, all of which shall be in form and substance reasonably satisfactory to it and its counsel. All proceedings in connection with the purchase of the Assets set forth herein and all certificates and documents delivered to Seller pursuant to this Agreement shall be reasonably satisfactory in form and substance to Seller and its counsel acting reasonably and in good faith.

         8.5 Delivery of Certain Documents. At the Closing, the Buyer shall have delivered to Seller all documents, agreements and instruments contemplated by
Section 2.3.

         8.6 Recorded Performance Covenant. At the Closing, Buyer shall grant a covenant in favor of Seller (the "Performance Covenant") to be recorded among the public records of Palm Beach County, Florida, which shall run with and burden the Real Property, and which shall evidence Buyer's obligations pursuant to Sections 9.2 through 9.8 hereunder, including but not limited to, the construction of the Replacement Hospital.

         9.       PARTICULAR COVENANTS OF BUYER.

         9.1      Employees.

                  (a) Provided that Seller shall have delivered to Buyer a list of Seller's employees at the Hospital and their respective salaries, benefits and job descriptions as soon as practicable but no less than ten (10) days prior to the Closing Date, Buyer shall offer employment to all employees of Seller employed at the Hospital except as otherwise set forth on Schedule 9.1 hereto. Such offers shall be for positions and at compensation comparable to that enjoyed by such employees immediately prior to closing. However, nothing herein shall be deemed to affect or limit in any way normal management prerogatives of Buyer with respect to employees or to create or grant to any such employees third party beneficiary rights or claims or causes of action of any kind or nature. Notwithstanding the foregoing, Buyer does not commit to and does not guarantee the continued employment of any individual for any period following the Closing. Such employees who accept such offers will be credited with their seniority with Seller and such seniority will be applied to Buyer's employee benefit programs to the extent legally permissible.

                  (b) With respect to each of the Seller's employees (including the beneficiaries) terminated prior to or coincidental with the Closing of this Agreement, Seller shall assume the obligation for providing COBRA and/or PHSA notices and continuation coverage to the full extent required by COBRA and/or PHSA under its group health, dental, or other medical plans. Further, Seller agrees to indemnify and hold Buyer and its group health plans harmless in the event (i) Buyer or its group health plans shall be liable for any continuation coverage under COBRA and/or PHSA, and/or (ii) Buyer or its group health plans shall be liable for any claim, benefit or liability with respect to COBRA and/or PHSA continuation coverage relating to such employees or their beneficiaries.

         9.2 Working Capital. Buyer and/or Province shall provide sufficient working capital to meet the operating requirements of the Hospital, as set forth more fully in the Capital Commitments Agreement.

         9.3 Replacement Hospital. Subject to required regulatory approvals, Buyer and/or Province shall construct a replacement hospital (the "Replacement Hospital") pursuant to plans, specifications and a budget mutually agreeable to Buyer and Seller in accordance with the terms and conditions set forth on
Schedule 9.3 hereto.

         9.4 Physician Recruitment. Buyer and/or Province shall use their best efforts to develop a physician recruitment program in conjunction with the medical staff, as set forth more fully in the Capital Commitments Agreement.

         9.5 New Clinic. Buyer and/or Province shall, subject to regulatory approvals, use their best efforts to establish an outpatient clinic to serve the needs of Pahokee, Florida, as set forth more fully in the Capital Commitments Agreement.

         9.6 Continuation of Services. Buyer and/or Province shall continue all existing clinic services of the Hospital which are supported by the physicians and patients. Buyer and/or Province shall continue Seller's existing indigent care policy, in the same manner, on the same basis and continue to participate as a provider under Seller's "Coordinated Care" and "Healthy Palm Beaches" programs. This commitment will include the provision of at least one (1) nurse for the public schools health program for the "western" communities in Palm Beach County, as set forth more fully in the Capital Commitments Agreement.

         9.7 Capital Investment. Buyer and/or Province agree to spend a sufficient amount of capital necessary to fulfill their obligations under Sections 9.2, 9.4, 9.5 and 9.6 hereof; provided, however, in no event shall such expenditure be less than $5 million or greater than $6.5 million prior to the third anniversary of Closing, as set forth more fully in the Capital Commitments Agreement.

         9.8 Repurchase Option. If Buyer or Province closes the Hospital prior to construction of the Replacement Hospital, Seller shall have the option to repurchase the Assets, as they exist at the time of such repurchase, for $1.00.

         9.9 Restriction on Sale. Buyer and or Province shall not enter into an agreement with a third party to sell all or any material part of the Business (whether by means of a sale of stock or merger of an entity owning all or a material part of the assets comprising the Business, a sale or lease of all or a material part of the assets comprising the Business or other similar transaction which would result in the Business no longer being controlled by Buyer) unless such third party has the financial capacity to fulfill Buyer's obligations hereunder as reasonably determined by Seller and agrees in writing to perform such obligations pursuant to the terms and conditions set forth herein.

         9.10 Off-Set of Indigent Care Funds. Buyer agrees in the event Buyer fails to make any payments of the Additional Purchase Price under the Promissory Note (the "Missed Payment"), Seller shall, after prior notice to Buyer, have the right to deduct the amount of such Missed Payment from any amounts due Buyer from Seller; provided, however, this provision shall not limit Seller's right to seek additional remedies to the extent necessary to receive the total Additional Purchase Price.

         10.      PARTICULAR COVENANTS OF SELLER.

         10.1 Payment Rate. Seller hereby agrees that for such time as Seller or its successors or assigns operates a health plan or similar organization that administers Medicaid funds, Seller shall negotiate a special Medicaid payment rate with Buyer that reflects the actual costs of hospital patient care in rural areas, including rural areas located within the jurisdiction of the Palm Beach County Health Care District. Seller agrees that such rate will not be less than 80% of the amount Seller receives to provide hospital care, provided such amount shall not be less than $1,200 per patient day.

         10.2 ACHA Survey. Seller agrees to expend such sums as necessary to satisfy the deficiencies noted in the ACHA Survey dated January 14, 1999, including but not limited to the ventilation and fire door issues (the "ACHA Survey").

         10.3 Environmental Remediation Removal. Seller agrees to satisfy the environmental claims, penalties or liabilities, to Buyer's satisfaction, including those related to the existence and removal of the UST and all other conditions set forth on Schedule 10.3 (each a "Discovered Environmental Claim") in the manner set forth on such Schedule 10.3 and to reimburse Buyer for any fines or penalties levied on Buyer, Province or Hospital by any governmental agency as a result of the Discovered Environmental Claims (the "Environmental Remediation").

         10.4 Medicaid Repayment. Seller agrees to satisfy all Medicaid claims, arising out of Seller's operation of the Business prior to the Closing Date, including all alleged overpayments to Seller (the "Medicaid Payment Issue.")

         10.5 Off-Set of Promissory Note. Seller hereby agrees in the event Seller fails to satisfy any of its obligations pursuant to Sections 10.2, 10.3, or 10.4 hereunder or in the event the indemnification provided by Seller under
Section 6.2 hereunder is determined unenforceable pursuant to the Laws of the State of Florida, or Seller fails to fulfill its obligations pursuant to Section
6.2 (collectively, "Failed Indemnification"), Buyer shall, after prior notice to Seller, have the right to deduct the amount of obligations, liabilities or penalties paid or incurred by Buyer as a result of such failure as to the matters raised by the ACHA Survey, UST Remediation, Medicaid Payment Issue or such Failed Indemnification, all as defined herein, from the Additional Purchase Price due under the Promissory Note (the "Off-Set Right"). Notwithstanding anything herein to the contrary, Buyer's right to seek indemnification for any obligations or liabilities related to the above not fully satisfied by the Off-Set Right shall in no way be limited by such Off-Set Right. Buyer shall utilize said funds to satisfy third-party liabilities or to reimburse itself for costs incurred by Buyer in its efforts to satisfy any liabilities resulting from Sections 10.2, 10.3 and 10.4 or any event for which it sought indemnification ("Indemnification Event"); provided, however, to the extent Buyer obtains or receives a subsequent adjustment of the amount of such payments, Buyer shall immediately pay to Seller said adjusted amount and shall deliver to Seller written documentation that such obligations have been satisfied.

         11. TERMINATION.

         11.1 Optional Termination. This Agreement may be terminated at any time prior to the Closing as follows:

              (a) by the mutual agreement of Buyer and Seller;

              (b) by Buyer in accordance with the provisions of Sections 5.4, 7.7, 7.9, or 7.10;

              (c) by Buyer or Seller, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

              (d) in the event either Seller or Buyer commits a material breach of any of the terms hereof, by the non-breaching party; and

              (e) by Buyer or Seller if the Closing has not occurred before June 30, 1999.

         11.2 Notice of Abandonment. In the event of any termination pursuant to
Section 11.1, written notice shall forthwith be given to the other party hereto except with respect to a termination pursuant to Section 11.1(a).

         11.3 Effect of Termination. Except for the obligations contained in Sections 1.4, 12.2, 12.9 and 12.10 hereof, upon the due termination of this Agreement pursuant to Section 11.1(a), (b), (c) or (e), this Agreement shall forthwith become null and void, and neither party hereto nor any of its officers, directors, trustees, members or shareholders shall have liability hereunder; provided, however, that in no event shall a party hereto be released from liability for damages under this Agreement or otherwise in the event such party's material breach resulted in the failure to close by any such termination date and such breaching party was not otherwise excused from its obligation so to close under this Agreement; provided, further, that if Buyer terminates this Agreement, except pursuant to 11.1(b) or (d) hereof, it shall forfeit the $100,000 deposit paid to Seller pursuant to Section 1.4(a) hereto. Notwithstanding anything herein to the contrary, if Buyer terminates this Agreement pursuant to Section 11.1(b) or (d) hereof, Seller shall immediately refund Buyer's $100,000 deposit.

         12.      GENERAL.

         12.1 Exhibits, Schedules and Other Instruments. Each Exhibit, Certificate and Schedule, if any, to this Agreement shall be considered a part hereof as if set forth herein in full. Each Schedule hereto shall be updated by Seller as of Closing.

         12.2 Pre-Closing Access. In addition to Seller's covenants in Section 5.1, Seller shall give Buyer, its accountants, its counsel, and other representatives reasonable access to the premises, books and records, and offices of the Hospital, and make such information in respect thereof as Buyer may reasonably request available to Buyer, as may be necessary for Buyer to examine the Assets being acquired. No such inspection by Buyer shall interfere with Seller's conduct of business in the ordinary course. Buyer shall, at Buyer's expense, be responsible for any damage to the Hospital or the Assets caused by Buyer during Buyer's investigation of the Assets.

         12.3 Terminating Cost Report. Seller agrees to file a terminating cost report in connection with third party receivables with applicable agencies within forty five (45) days following the Closing.

         12.4 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of any party, an other party shall execute such additional instruments and take such additional acts as are reasonably necessary to effectuate this Agreement.

         12.5 Consents, Approvals and Discretion. Whenever this Agreement requires any consent or approval to be given by any party or any party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised, subject to the applicable public records and Sunshine Laws.

         12.6 Choice of Law. THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, THE VENUE FOR ALL SUCH DISPUTES SHALL BE PALM BEACH COUNTY, FLORIDA.

         12.7 Benefit/Assignment. Subject to the provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that no party may assign this Agreement without the prior written consent of the other party.

         12.8 Finders, Brokerage. Seller on one hand and Province and Buyer on the other hand agree to indemnify the other from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

         12.9 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Seller will pay the fees, expenses, and disbursements of Seller and its consultants, agents, advisers, attorneys and accountants incurred in connection with the subject matter hereof and any amendments hereto, the costs of the title insurance upon the real property to be acquired and the cost of an "as built" survey as contemplated in Section 5.5 hereof and (ii) Buyer shall pay the fees, expenses and disbursements of Buyer and its consultants, agents, advisers, attorneys and accountants incurred in connection with the subject matter hereof and any amendments hereto, and Buyer shall pay all expenses of inspecting the Hospital and Assets, including the cost of a Phase I environmental survey. If the Transaction closes Seller and Buyer shall each pay fifty percent (50%) of the cost of all required documentary stamps and transfer taxes relating to the deed with respect to the Real Property.

         12.10 Confidentiality. Subject to the Sunshine Laws and Public Records Laws of the State of Florida, it is understood by the parties that any information provided by another party (the "Providing Party") concerning such Providing Party, obtained directly or indirectly, from the Providing Party in connection with transactions contemplated by this Agreement ("Confidential Information"), and the documents and instruments delivered to, a receiving party (the "Receiving Party") or its shareholder, affiliates, officers, employees or agents of Receiving Party (collectively, "Agents") are of a confidential and proprietary nature. To the extent permitted by law, the Receiving Party agrees that it will and will use its reasonable best efforts to cause the Agents to maintain the confidentiality of all such information, documents or instruments acquired by or delivered to the Receiving Party and the Agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only to disclose such information, documents and instruments to such duly authorized persons as are necessary to effect the transactions contemplated hereby. The parties further agree that if the transactions contemplated hereby are not consummated, the Receiving Party and it's Agents will return all documents and instruments acquired from the Providing Party or its affiliates and all copies thereof in their possession to the Providing Party, and the Receiving Party will not use, and will not knowingly permit others to use, any such Confidential Information in any way to compete with the Providing Party or Providing Party's respective affiliates, successors or assigns or in a manner which would be detrimental to the business, financial affairs or reputations of the Providing Party or Providing Party's respective officers and affiliates, successors and assigns. Each party for itself and its Agents recognizes that any breach of this Section would result in irreparable harm to the Providing Party and the Providing Party's respective officers and affiliates and that therefore either the Providing Party, or any of the Providing Party's respective officers and affiliates shall be entitled to an injunction to prohibit any such breach by the Receiving Party and the Receiving Party's Agents in addition to all of their other legal and equitable remedies. Nothing in this Section shall prohibit the use of such Confidential Information, documents or information for such governmental filings as are required by law or governmental regulations or the disclosure of such confidential information if such disclosure is compelled by judicial or administrative process or, in the opinion of the Providing Party's counsel, other requirements of law. For purposes hereof, Confidential Information shall not include information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by the Receiving Party to be under an obligation to the Providing Party to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), (iv) which was in the Receiving Party's possession prior to the disclosure thereof to Receiving Party in connection herewith, or (v) which the Providing Party utilized in any materials used in connection with the Providing Party's solicitation of buyers for the Assets.

         12.11 Waiver. The waiver by any party of a breach or violation of any term or provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement. The delay or a failure of a party to transmit any written notice hereunder shall not constitute a waiver by such party of any default hereunder or of any other or further default under this Agreement except as may expressly be provided for by the terms of this Agreement.

         12.12 Tax Allocation. The allocation of the Purchase Price for tax purposes shall be made by the parties hereto in accordance with Schedule 12.12 and shall be set forth in a statement prepared in accordance with Section 1060 of the Code, which statement shall be prepared in a manner generally consistent with the form of Internal Revenue Service Form 8594 and Schedule 12.12. Buyer and Seller shall cooperate in the preparation of such statement of allocation and each party hereto shall file a copy of such statement as required by applicable law.

         12.13 Interpretation. Each of the parties has agreed to the use of the particular language of the provisions of this Agreement including all attached Exhibits and Schedules and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties hereto and the limitations and restrictions upon such rights and benefits intended to be provided.

         12.14 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be in writing and shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, by overnight courier charges to be paid by sender or via facsimile with confirmation, addressed as follows:

                  Seller:

                      Palm Beach County Health Care District
                      324 Datura Street, Suite 401
                      West Palm Beach, Florida  33401
                      Attention:  Cecil Bennett

                  With a copy to:

                      Sachs, Sax & Klein, P.A.
                      Northern Trust Plaza
                      301 Yamato Road, Suite 4150
                      Boca Raton, Florida  33481-0081
                      Attention:  Ronald Klein, Esq.

                  Buyer and/or
                  Province:

                      Province Healthcare Company
                      109 Westpark Drive, Suite 180
                      Brentwood, Tennessee 37027
                      Attention:  General Counsel

                  With a copy to:

                      Waller Lansden Dortch & Davis,
                      A Professional Limited Liability Company
                      Nashville City Center
                      511 Union Street, Suite 2100
                      Nashville, Tennessee 37219-1760
                      Attention: George W. Bishop III, Esq.

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

         12.15 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be in full force and effect, enforceable in accordance with its terms, including, without limitation, those terms which contemplate or require the further agreements of the parties. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

         12.16 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

         12.17 Divisions and Headings. The divisions of this Agreement into Sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

         12.18 Consented Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of Seller thereunder, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect Seller's rights thereunder so that Buyer would not in fact receive all such rights, Seller shall cooperate in any reasonable arrangement designed to provide for Buyer the benefit under any such claims, rights, contracts, licenses, leases, commitments, sales orders or purchase orders, including, without limitation, enforcement, at no out-of-pocket cost to Seller, of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

         12.19 Survival. All statements made by the parties hereto herein or in the Schedules or in any other financial statement, document, instrument, certificate, Exhibit or list delivered to each other hereunder by or on behalf of parties hereto shall be deemed representations and warranties of the parties hereto regardless of any investigation made by or on behalf of another party. Furthermore, the representations, warranties, covenants and agreements made by the parties herein shall survive the Closing but shall expire on the second anniversary of the Closing Date, except (i) with respect to the representations, warranties and covenants set forth in Sections 3.7, 3.15, 3.16, 3.17 and 3.18, and the indemnities with respect thereto, which shall survive for the applicable statute of limitations periods (collectively, the "Survival Period"). Notwithstanding the foregoing, this Section 12.19 shall not provide third parties any benefit or longer period of time in which to assert a claim beyond that which is provided by the relevant statute of limitations.

         12.20 Board of Trustees. Following Closing, the Hospital and Replacement Hospital will have a Board of Trustees comprised of no less than seven (7) members who will be selected by Buyer, provided that the Board shall be comprised in part of no less than two physicians practicing in the community and no less than four members of the community and the chief executive officer of the Hospital. The Board of Trustees will be responsible for reviewing quality and utilization management programs, recommending capital and operating budgets, seeking community input for new services and technology, developing and recommending community health status projects, monitoring JCAHO activities and all the specific aspects of a hospital board's role as defined by the JCAHO.

         12.21 Misdirected Payments, etc. Seller and Buyer covenant and agree to remit, with reasonable promptness, to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other.

         12.22 Entire Agreement/Amendment. This Agreement supersedes all prior contracts, understandings and agreements, whether written or oral, and constitutes the entire agreement of the parties respecting the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically included herein shall be of any force and effect; the parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. No terms, conditions, warranties, or representations, other than those contained herein and no amendments or modifications hereto, shall be binding unless made in writing and signed by the party to be charged.

         12.23 Counterparts. This Agreement may be executed in multiple originals or counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         12.24 Risk of Loss. Notwithstanding any other provision hereof to the contrary, the risk of loss in respect of casualty to the Assets shall be borne by Seller through the time of Closing and by the Buyer thereafter.

         12.25 Press Releases. Except as otherwise required by law, any release to the public of information concerning this Agreement or the transactions contemplated hereby will be made only in the form and manner approved by the parties hereto. Each party shall furnish the other with drafts of all such releases prior to their publication or dissemination.

         12.26 Knowledge. "Knowledge", "to the knowledge", "to the best knowledge" or any similar phrase shall be deemed to refer to the actual knowledge of the Chief Executive Officer of Seller, Cecil Bennett, the Chief Executive Officer of the Hospital, the Chief Financial Officer of the Hospital and the specific "department head" of the Hospital reasonably expected to have knowledge regarding such representation and warranty, as listed on each applicable schedule with respect to the respective representation and warranty, and to include the assurance that such knowledge is based upon a reasonable inquiry of the department heads listed on the Schedule to be performed by Seller unless otherwise expressly provided.

         12.27 Schedules and Exhibits. The parties recognize that the Schedules and Exhibits referred to herein will not be attached at execution. Seller shall deliver the proposed Schedules to Buyer for review and approval no later than ten (10) business days prior to Closing. Buyer shall advise Seller of any objections it may have to the Schedules within four (4) business days of receipt thereof. If Seller has not delivered final Schedules which are approved by Buyer at least two (2) business days prior to Closing then Buyer shall have the right to terminate this Agreement and all obligations of the parties hereunder; provided however, if Buyer terminates this Agreement pursuant to this Section 12.27, it shall forfeit the Deposit.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers and their corporate seals duly affixed hereto, all as of the day and year first above written.

                                      BUYER:

                                      PHC-BELLE GLADE, INC.

                                             /s/ Howard T. Wall
                                      --------------------------------------
                                      By:    Howard T. Wall
                                         -----------------------------------
                                      Title: Vice President
                                            --------------------------------

                                      SELLER:

                                      PALM BEACH COUNTY HEALTH CARE
                                      DISTRICT

                                             /s/ W.C. Bennett
                                      --------------------------------------
                                      By:    W.C. Bennett
                                          ----------------------------------
                                      Title: CEO
                                            --------------------------------
Province is executing this Purchase Agreement solely for the purpose of agreeing to be bound by the provisions of Articles 4 and 9 and Sections 1.4 and 6.1 hereof.

                                      PROVINCE HEALTHCARE COMPANY

                                      By:      /s/ Howard T. Wall
                                         -----------------------------------
                                      Title:   Senior VP and Secretary
                                            --------------------------------

                                  SCHEDULE 9.3

                              REPLACEMENT HOSPITAL

         Replacement Hospital. Subject to required regulatory approvals, Buyer shall have commenced the construction of the Replacement Hospital pursuant to plans, specifications and a budget mutually agreeable to Buyer and Seller, by the earlier of (i) 120 days after the end of the fifth fiscal year, if the Hospital EBITDA (as defined below) equaled or exceeded $7,200,000 (the "Required EBITDA") for any of the first five fiscal years after Closing, (ii) 120 days after the end of the second consecutive fiscal year in which the Hospital EBITDA equaled or exceeded $7,200,000 during the first five fiscal years, and (iii) 120 days after any fiscal year after the fifth fiscal year in which the Hospital EBITDA equaled or exceeded $7,200,000. Buyer shall purchase the Performance Bond when Buyer becomes obligated to commence construction on the Replacement Hospital.

         Buyer shall spend $20,500,000 on capital expenditures (the "Required Capital Expenditures") to improve the Hospital and associated facilities prior to the twentieth fiscal year after Closing. Buyer shall spend an average of $1.0 million a year for the first five fiscal years after Closing and Buyer shall spend an additional $10,000,000 within the first ten fiscal years following Closing (the "Ten Year Period"). The remaining $5,500,000 of Required Capital Expenditures shall be spent by Buyer any time prior to the twentieth fiscal year after Closing. Buyer's obligation to spend any amounts not previously spent of the Required Capital Expenditures shall terminate at such time as Buyer commences construction of the Replacement Hospital.

         In addition, if the Hospital fails to achieve the Required EBITDA in the Ten Year Period but: (i) the Hospital's average EBITDA equals or exceeds $6 million in any four consecutive years during the Ten Year Period, or (ii) the Hospital EBITDA equals or exceeds $6 million for any two consecutive years during the fourth through tenth fiscal years after Closing, the Buyer shall at its sole option, either (a) commence construction on the Replacement Hospital at the end of the fiscal year in which the Hospital satisfies (i) or (ii) above; or
(b) shall be obligated to spend an additional $10,000,000 on capital expenditures to improve the Hospital and associated facilities (the "Additional Capital Expenditures") to the Hospital in the eleventh through fifteenth fiscal years after Closing; provided however, Buyer's obligation to spend any amounts not previously spent of the Additional Capital Expenditures shall terminate at such time as Buyer commences construction of the Replacement Hospital.

         For purposes herein, the term "Hospital EBITDA" means income (loss) from Hospital operations, including all operations of Buyer in the Hospital Service Area (as defined below), including without limitation, all ambulatory surgery centers, physician joint ventures, clinics and offices operated by Buyer before provisions for interest expense, income taxes, depreciation and amortization. The parties agree that corporate overhead of Province and any management fee payable to Province or Buyer shall not be considered as a hospital expense in determining the income (loss) in Hospital operations and shall not be used in any way to reduce Hospital EBITDA. An example of the method of calculating EBITDA is attached hereto as

Exhibit A. This example was prepared using the actual financial data of Glades General Hospital for the month ended February 28, 1999.

         The term "Replacement Hospital" means an acute care hospital built in Western Palm Beach County with at least 73 licensed beds, including the property on which it is situated, a medical office building and those subordinate and related facilities, furnishings, fixtures and equipment having a cost currently estimated to be at least Twenty-Five Million Dollars ($25,000,000) that Buyer deems adequate to meet the health care needs of the Hospital Service Area. Buyer shall acquire the land it deems necessary and suitable for the project, arrange for the design of the facility by competent professional architects, seek the necessary approvals and engage a contractor to accomplish the construction and the purchase of necessary equipment. After the Closing, Seller and Buyer shall execute whatever documents are reasonably necessary to enable the project to proceed including, without limitation, contracts and agreements associated with the design, construction and equipping of the Replacement Hospital. Seller shall cooperate as requested and shall actively support Buyer's efforts to secure the necessary approvals for the Replacement Hospital, including, without limitation, approval of an application for a certificate of need from the appropriate state licensing authority and reasonably requested changes in zoning, variances in zoning and any other land use restrictions. Once construction is commenced, Buyer shall use commercially reasonable efforts to pursue completion of construction of the Replacement Hospital in a good and workmanlike manner and in accordance with the Plans and Specifications for the Replacement Hospital approved by Seller, and shall obtain the final certificate of occupancy, as soon as practicable but in no event later than 36 months after commencement of construction.

         At the end of the fifth fiscal year, Seller may engage an independent auditor to verify the Hospital EBITDA for such fiscal year. Buyer shall be responsible for the cost of such auditor not to exceed $30,000. In addition Seller may engage an independent auditor to verify the Hospital EBITDA for any other fiscal year, at Seller's expense. For purposes solely of this Schedule 9.3, if the Buyer and Seller are unable to agree on the Hospital EBITDA and cannot after good faith negotiations resolve such dispute concerning the Hospital EBITDA, the parties shall submit the issue to a panel of three auditors (the "Auditors"). Each party shall select a certified public accountant as an Auditor and the third Auditor shall be selected by the other two Auditors. The Auditors shall determine the Hospital EBITDA in accordance with generally accepted accounting principles. The Auditors" determination of Hospital EBITDA shall be binding on the parties and not appealable. The costs of such dispute resolution shall be shared equally by the parties.

         "Hospital Service Area" shall mean the service area currently served by the Hospital and any additional geographic areas served by Hospital, including but not necessarily limited to that certain region located in Western Palm Beach County known as the Glades, at any time during the term of Buyer's obligations under this Schedule 9.3.

                                    EXHIBIT A

                         EXAMPLE OF EBITDA CALCULATION(1)

REVENUES

      Inpatient                                                        3,046,532
      Outpatient                                                       2,047,696
      Belle Glade Medical Group                                          407,087
                                                                       ---------
      GROSS PATIENT REVENUE                                            5,501,315

DEDUCTIONS FROM REVENUE

      Provision for Bad Debts                                            546,390

             Charity                                                      69,364

             Contractual Adjustments                                   2,979,457
                                                                       ---------
             TOTAL DEDUCTIONS FROM REVENUE                             3,595,211

      Net Patient Service Revenue                                      1,906,104
      Health Care District Operating Revenue                                   0
      Other Operating Revenue                                             98,939
                                                                       ---------
      TOTAL OPERATING REVENUE                                          2,005,043

OPERATING EXPENSES

      Salaries and Wages                                                 749,739
      Employee Benefits                                                  175,253
      Physician Fees                                                     130,679
      Purchased Services - Agency Personnel                               10,235
      Purchased Services - Other                                         207,780
      Supply Costs                                                       287,300
      Utilities/Telephone                                                 27,960
      Maintenance and Repairs                                             28,478
      Leases and Rentals                                                  27,495
      Insurance                                                           21,584
      Assessment and Licenses                                             44,518
      Professional Development                                            11,766
      Other Expenses                                                      15,713
                                                                       ---------
             TOTAL OPERATING COSTS                                     1,738,500
                                                                       =========
             FEBRUARY EBITDA(2)                                          266,543
----------
(1) This example is for demonstrating the method of calculating EBITDA. This example of EBITDA calculation was prepared using the actual financial data of Glades General Hospital for the month ended 2/28/99. Please note that this is only an example. Additional items may be included as operating expenses from time to time in computing the Hospital EBITDA, for example, any property taxes paid would be an operating expense. The corporate overhead of Province and any management fee payable to Province or Buyer, however, shall never be considered as a hospital expense in determining the income (loss) in Hospital operations and shall not be used in any way to reduce Hospital EBITDA.

(2) EBITDA equals earnings before interest, income taxes, depreciation and amortization.